Exhibit 99.1

FOR IMMEDIATE RELEASE

SONIC AUTOMOTIVE INCREASES SHARE REPURCHASE AUTHORIZATION

CHARLOTTE, NC (December 16, 2003) – Sonic Automotive, Inc. (NYSE: SAH) today announced that its Board of Directors has increased the share repurchase authorization from $145 million to $165 million. This authorization permits the Company to repurchase outstanding shares of its Class A common stock or to redeem securities convertible into its Class A common stock. The Company now has approximately $34 million of this increased authorization remaining.

About Sonic Automotive, Inc.

Sonic Automotive, Inc., a Fortune 300 Company, is one of the largest automotive retailers in the United States operating 189 franchises and 40 collision repair centers. Sonic can be reached on the Web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements with respect to anticipated share repurchase activity. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in the Company’s Current Report on Form 8-K dated October 2, 2003. The Company does not undertake any obligation to update forward-looking information.

Contact:

E. Lee Wyatt, Chief Financial Officer of Sonic Automotive, Inc. (704) 566-2415

J. Todd Atenhan, Investor Relations of Sonic Automotive, Inc. (888) 766-4218

Bill Steers, Media Relations of Sonic Automotive, Inc. (888) 766-4219